Exhibit  99.1--Press Release dated December 18, 1997

NEW ENGLAND COMMUNITY BANCORP, INC.

For more information contact:

CONTACT:    Anson C. Hall
            Vice President and CFO
            (860) 683-4610

                NEW ENGLAND COMMUNITY BANCORP APPROVES 10% STOCK
                  DIVIDEND, & DECLARES QUARTERLY CASH DIVIDEND

WINDSOR, CT, December 18, 1997 -- At a meeting held today, the Board of Directors of New England Community Bancorp, Inc., (Nasdaq: NECB), voted to declare a 10% stock dividend payable January 16, 1998 to shareholders of record December 31, 1997.

The Directors also approved payment of a quarterly cash dividend of $0.09 per share payable February 2, 1998 to stockholders of record December 31, 1997.

In announcing these actions by NECB's Board of Directors, Chairman and CEO David
A. Lentini noted that the quarterly cash dividend would be applicable to both the current shares outstanding and the new shares issued as a result of the 10% stock dividend. He further noted that this will result in an increase of 10% in the dividend paid to shareholders.

Mr. Lentini went on to say that the Board took the action of increasing the number of shares outstanding through the 10% stock dividend to increase the market liquidity of NECB shares.

NECB, with total assets of $521 million, is the parent company of New England Bank, of Windsor, Connecticut and Equity Bank of Wethersfield, Connecticut.




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